Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-227111 on Form S-8 to Form S-4 of our report dated March 15, 2018 (August 29, 2018, as to the effects of the segment change discussed in Note 17) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to fresh-start reporting), relating to the financial statements of Tidewater Inc., appearing in the Current Report on Form 8-K of Tidewater Inc. dated August 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 15, 2018